Exhibit 3.3
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF MENTOR INTERNATIONAL HOLDINGS, INC.
     Mentor International Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 3, 2008, under its present name.
     2. This Amended and Restated Certificate of Incorporation has been duly adopted by the directors and stockholders of the Corporation in accordance with Sections 245 and 242 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this Corporation as filed with the Secretary of State of the State of Delaware on July 3, 2008.
     3. The Amended and Restated Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:
ARTICLE I
     The name of the Corporation is Mentor International Holdings, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE 19901, County of Kent, and the name of its registered agent at such address is National Corporate Research, Ltd.
ARTICLE III
     The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of all classes of stock that the Corporation is authorized to issue is One Hundred Seventy-Five Million (175,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.001 per share and Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share.
     Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this paragraph 4 set forth, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this paragraph 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.
     Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.
ARTICLE V
     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VI
     Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.
ARTICLE VII
     The number of directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.
ARTICLE VIII
     The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.
ARTICLE IX
     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE X
     To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article X does not affect the availability of equitable remedies for breach of fiduciary duties.
     Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this [___] day of [___], 2008.

By:
Joshua H. Levine, President and Chief
Executive Officer